Exhibit 99.1

UNITED ONLINE’S FTD SUBSIDIARY

REFINANCES SENIOR SECURED CREDIT FACILITIES

•                                          $350 million Senior Secured Revolving Credit Facility

•                                          $220 million Drawn Down at Closing

•                                          Annual Cash Interest Expense Reduction Estimated to be Approximately $7 million, Based on Current LIBOR Rates

WOODLAND HILLS, Calif., July 17, 2013 — United Online, Inc. (Nasdaq: UNTD), a leading provider of consumer products and services over the Internet, today announced that its wholly-owned subsidiary, FTD Companies, Inc. (“FTD”), has entered into a new credit agreement (the “Credit Agreement”) with various lenders, Bank of America Merrill Lynch and Wells Fargo Securities, LLC, as joint lead arrangers and book managers, and Bank of America, N.A., as administrative agent for the lenders, to refinance the existing senior secured credit facilities of FTD Group, Inc.  The Credit Agreement provides FTD with a $350 million five-year secured revolving credit facility and certain other financial accommodations including letters of credit.  At closing earlier today, FTD drew $220 million of the new $350 million revolving credit facility and used approximately $19 million of its existing cash balance to repay its previously outstanding credit facilities in full and pay fees and expenses related to the Credit Agreement.

The interest rates set forth in the Credit Agreement are either a base rate plus a margin ranging from 0.50% per annum to 1.25% per annum, or LIBOR plus a margin ranging from 1.50% per annum to 2.25% per annum calculated according to FTD’s net leverage ratio.  The initial base rate margin is 0.75% per annum and the initial LIBOR margin is 1.75% per annum.  The Credit Agreement also permits the previously announced spin-off of FTD from United Online.

“The refinancing of FTD’s credit facilities is an important step as we progress toward the planned spin-off of FTD from United Online.  This new Credit Agreement reduces FTD’s cost of debt by approximately $7 million annually based on current LIBOR rates and provides FTD with substantial capital and financial flexibility going forward,” said Mark R. Goldston, Chairman, President and Chief Executive Officer of United Online.

“One of the key benefits of the new Credit Agreement is that, based on today’s LIBOR rates, we believe this significant annual interest savings will more than offset the public company costs FTD will incur once the tax-free spin-off is complete,” added Robert S. Apatoff, President of FTD Companies, Inc.

About United Online®:

United Online, Inc. (Nasdaq: UNTD), through its operating subsidiaries, is a leading provider of consumer products and services over the Internet, where their respective brands have attracted a large online audience that includes more than 100 million registered accounts worldwide. The company’s FTD segment provides floral-related products and services (FTD, Interflora, Flying Flowers, and Flowers Direct) for consumers and retail florists, as well as other retail locations offering floral and related products and services. The company’s Content & Media segment provides online nostalgia products and services (Classmates and StayFriends) and online loyalty marketing (MyPoints). Its primary Communications segment service is Internet access (NetZero and Juno), including 4G mobile broadband (NetZero Wireless).

Headquartered in Woodland Hills, CA, United Online operates through a global network of locations in the U.S., the U.K., Germany, and India. More information about United Online is available on the company’s website located at www.unitedonline.com.

Cautionary Information Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended.  Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “projections,” “business outlook,” “estimate,” or similar expressions constitute forward-looking statements.  These forward-looking statements include, but are not limited to, statements about management’s expectations regarding annual interest savings and public company costs that FTD will incur following its spin-off from United Online.  Any such forward-looking statements are not guarantees of future events, performance or results and involve risks and uncertainties that may cause actual events, performance and results to differ materially from those described in this release.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s beliefs and assumptions and on information available to our management only as the date hereof.  Except as required by law, neither United Online nor FTD undertakes any obligation to publicly release the results of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT:  United Online, Inc.

Investors:

David Bigelow

818-287-3560

dbigelow@corp.untd.com

Press:

Scott Matulis

818-287-3388

pr@untd.com

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